Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director of Public Relations
425-943-8277

COINSTAR ANNOUNCES 2004 REVENUE OF $307.1 MILLION

FOURTH QUARTER REVENUE OF $109.8 MILLION

BELLEVUE, Wash.—February 10, 2005—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month and full year periods ended December 31, 2004.

Highlights for the full year 2004, which include the results of our acquisition of ACMI since July 7, 2004, are as follows:

•	Revenue - $307.1 million

•	EBITDA - $74.6 million (see Appendix A)

•	Free cash flow - $25.2 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $1.06 (see reconciliation below)

•	Net income - $20.4 million

Highlights for the fourth quarter of 2004 are as follows:

•	Quarterly revenue - $109.8 million

•	EBITDA - $21.2 million (see Appendix A)

•	Free cash flow - $6.1 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.26 (see reconciliation below)

•	Net income - $4.6 million

Included in GAAP net income for the year of $20.4 million were one-time and non-cash charges primarily related to past acquisitions including $2.0 million in amortization of intangible assets, $1.5 million in amortization of financing fees including the write-off from early retirement of debt, a charge of $814,000 relating to a step-up in inventory and $38,000 in non-cash stock-based compensation. Excluding these items, net of taxes, Coinstar, Inc. reported adjusted net income of $23.3 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

Year ended 12/31/04
GAAP fully taxed, fully diluted earnings per share	$0.93

Amortization of intangibles, net of tax	0.06
Amortization and write-off of financing fees, net of tax	0.05
Step-up of inventory, net of tax	0.02
Non-cash, stock-based compensation, net of tax	0.00

Adjusted fully taxed, fully diluted earnings per share	$1.06

Included in GAAP net income for the quarter of $4.6 million were certain non-cash charges primarily related to past acquisitions including $993,000 in amortization of intangible assets, $924,000 in amortization of financing fees including the write-off from early retirement of debt and $9,000 in amortization of compensation expense. Excluding these items, net of taxes, Coinstar, Inc. reported adjusted net income of $5.9 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

Q4 2004
GAAP fully taxed, fully diluted earnings per share	$0.20

Amortization of intangibles, net of tax	0.03
Amortization and write-off of financing fees, net of tax	0.03
Non-cash, stock-based compensation, net of tax	0.00

Adjusted fully taxed, fully diluted earnings per share	$0.26

At December 31, 2004, Coinstar, Inc. had approximately $125.0 million in cumulative net operating loss carryforwards. Although Coinstar recorded $10.2 million in tax expense for the year, cash paid for taxes in 2004, which includes AMT taxes and state taxes, totaled only $880,000 as a result of utilizing net operating loss carryforwards.

“We are pleased with our 2004 performance which saw growth in our coin counting business complemented by significant contributions from our acquisitions,” said Dave Cole, Chief Executive Officer of Coinstar, Inc. “As we enter 2005, we are moving forward with a broader portfolio of products and services. Our goal is to help our customers generate higher sales and more profit from the front wall of their stores and in the process create long-term value for our shareholders.”

Recent Events

On December 20, 2004, Coinstar, Inc. completed its sale of 3,450,000 common shares at $25 per share. This resulted in proceeds of approximately $81.1 million, net of fees, for the company. As a result of this transaction the Company had 25.2 million shares of common stock outstanding at December 31, 2004. Average weighted shares outstanding (diluted) increased to 22.0 million for the year ended December 31, 2004, versus 21.8 million for the prior year.

2005 Expectations

Management estimates that revenue for the first quarter ending March 31, 2005, will range from $99.0 to $106.0 million. Management estimates that for the first quarter ending March 31, 2005, GAAP earnings per fully diluted, fully taxed, share will range from $0.14 to $0.21 and Adjusted fully diluted, fully taxed earnings per share will range from $0.17 to $0.24.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the fourth quarter will be broadcast live over the Internet today, Thursday, February 10, 2005, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of products and services consisting of coin counting, electronic payment solutions, and entertainment services at retail locations including supermarkets, drug stores, mass merchants, convenience stores, and restaurants.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Factors that could cause or contribute to such differences include, but are not limited to, the effect of and financing of the acquisition of ACMI, the ability to successfully integrate ACMI’s and Coinstar, Inc.’s businesses, the ability to bring new and repeat customers to Coinstar® machines and entertainment equipment, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines, entertainment equipment and use of e-payment kiosks and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services), including but not limited to the ability to attract customers, reach agreements with retailers and successfully integrate acquired businesses. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by Coinstar, Inc. and ACMI. These forward-looking statements reflect Coinstar, Inc.’s expectations as of February 10, 2005. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

	Quarter ended Dec. 31, 2004	Year ended Dec. 31, 2004
Net cash provided by operating activities	$28,911	$60,599
Changes in operating assets and liabilities	(10,922)	7,391
Other non-cash items*	(162)	(310)
Net interest expense	3,014	6,075
Cash paid for taxes	336	880

EBITDA	$21,177	$74,635

*	other non-cash items generally consist of non-cash stock-based compensation, amortization of deferred financing fees and non-cash earnings from joint venture activity.

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our discretionary and non-discretionary expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

	Quarter ended Dec. 31, 2004	Year ended Dec. 31, 2004
Net cash provided by operating activities	$28,911	$60,599
Changes in operating assets and liabilities, net of acquisitions	(10,922)	7,391
Capital expenditures	(11,840)	(42,784)

Free cash flow	$6,149	$25,206

Adjusted earnings per share: we believe adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding one-time or non-cash charges. We believe this measure provides a better comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
REVENUE	$109,793	$46,366	$307,100	$176,136
EXPENSES:
Direct operating	73,678	20,904	186,926	78,586
Sales and marketing	4,567	5,262	12,925	13,215
Research and development	1,058	1,389	5,465	5,772
General and administrative	9,423	4,376	27,475	19,344
Depreciation and other	10,116	7,245	35,302	27,006
Amortization of intangible assets	993	37	2,014	138

Income from operations	9,958	7,153	36,993	32,075
OTHER INCOME (EXPENSE):
Interest and other income, net	201	41	521	263
Interest expense	(3,106)	(216)	(6,271)	(1,210)
Early retirement of debt	(706)	—	(706)	—

Income before income taxes	6,347	6,978	30,537	31,128
Income taxes	(1,796)	(2,548)	(10,169)	(11,573)

NET INCOME	$4,551	$4,430	$20,368	$19,555

NET INCOME PER SHARE:
Basic	$0.20	$0.21	$0.94	$0.91
Diluted	$0.20	$0.21	$0.93	$0.90

WEIGHTED SHARES OUTSTANDING:
Basic	22,355	21,264	21,626	21,489
Diluted	22,883	21,490	21,959	21,788

CAPITAL EXPENDITURES	$11,840	$7,629	$42,784	$24,891

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$94,640	$38,882
Cash being processed	62,147	60,782
Trade accounts receivable, net of allowance for doubtful accounts of $481 in 2004	5,283	—
Inventory	25,877	—
Deferred income taxes	18,833	10,161
Prepaid expenses and other current assets	11,626	3,043

Total current assets	218,406	112,868

PROPERTY AND EQUIPMENT, NET	131,267	60,770
DEFERRED INCOME TAXES	15,880	28,665
OTHER ASSETS	6,200	699
INTANGIBLE ASSETS, net of accumulated amortization of $2,153 in 2004 and $138 in 2003	35,033	618
GOODWILL	140,348	454

TOTAL ASSETS	$547,134	$204,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,661	$2,128
Accrued liabilities payable to retailers	63,504	60,782
Accrued liabilities	22,904	9,513
Current portion of long-term debt and capital lease obligations	3,350	14,188

Total current liabilities	113,419	86,611
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	207,569	3,273

Total liabilities	320,988	89,884

STOCKHOLDERS’ EQUITY:
Common stock	282,046	191,370
Accumulated deficit	(35,430)	(55,798)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	2,313	1,401

Total stockholders’ equity	226,146	114,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$547,134	$204,074